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Exhibit 10.21

        JOINT AIRCRAFT OWNERSHIP

&

MANAGEMENT AGREEMENT

BETWEEN

ALLETE, INC.

and

ADESA, INC.

dated

as of

            , 2004

JOINT AIRCRAFT OWNERSHIP & MANAGEMENT AGREEMENT

        This JOINT AIRCRAFT OWNERSHIP & MANAGEMENT AGREEMENT (hereinafter the "Agreement"), is made and entered into on this            day of                         , 2004, by and between ALLETE, Inc., a corporation incorporated under the laws of Minnesota, with principal offices at 30 West Superior Street, Duluth, Minnesota 55802, (hereinafter referred to as "ALLETE") and ADESA, Inc., a corporation incorporated under the laws of Delaware, with principal offices at 13085 Hamilton Crossing Boulevard, Suite 500, Carmel, Indiana 46032, (hereinafter referred to as "ADESA"). ALLETE and ADESA are also hereinafter referred to individually as "Owner" or jointly as "Owners".

WITNESSETH:

        WHEREAS, as of the Effective Date (as defined in Section 1.1 below), the Owners will be the registered joint Owners of two aircraft identified and described in Exhibit A attached hereto and made a part hereof (hereinafter collectively referred to as the "Aircraft"), which ALLETE currently owns, but which the Owners will jointly own pursuant to Section 1 below; and

        WHEREAS, the Owners desire to enter into an agreement to operate the Aircraft, on a joint ownership agreement basis as defined in 14 C.F.R. §91.501(c)(3) of the Federal Aviation Regulations ("FARs") and as provided for in 14 C.F.R. § 91.501(b)(6) of the FARs; and

        WHEREAS, the Owners desire to have ALLETE undertake certain duties and responsibilities of management of the Aircraft and desire to have ALLETE undertake certain duties and responsibilities relating to the scheduling of the Aircraft under the terms and conditions set forth herein;

        NOW, THEREFORE, the Owners, declaring their intention to enter into and be bound by the Agreement, and for good and valuable consideration set forth below, hereby covenant and agree as follows:

1.
OWNERSHIP OF AIRCRAFT: The Owners agree to jointly own and operate the Aircraft for the use of their respective businesses, subject to all the terms and conditions contained herein and all applicable FARs and laws.

1.1
Effective Date:    The Owners acknowledge and understand that a transfer to ADESA of a percentage of ALLETE's Ownership Interest in the Aircraft must be pre-approved by the Minnesota Public Utilities Commission ("Commission"), and this Agreement is expressly subject to such Commission pre-approval. The Owners shall cooperate to obtain such Commission approval as well as all required corporate and other regulatory approvals of the Agreement in forms acceptable in the reasonable judgment of the party affected thereby, and the effectiveness of this Agreement is expressly conditioned upon the receipt of all such acceptable corporate and regulatory approvals. The date of receipt of all such approvals and execution of this Agreement on behalf of both Owners is the "Effective Date" of the Agreement.

1.2
Ownership Interest:    As of the Effective Date, ALLETE shall have a Thirty Percent (30%) ownership interest in the Aircraft, and ADESA shall have a Seventy Percent (70%) ownership interest in the Aircraft (which percentages are hereinafter, individually referred to as each Owner's "Ownership Interest").

2.
TERM OF AGREEMENT: The term of this Agreement ("Term") shall commence on the Effective Date, as defined in Section 1.1 above, and shall continue until the Agreement is: (i) terminated under Section 4.6 below upon the loss of one or both of the Aircraft; or (ii) terminated upon an Owner's withdrawal and termination of this Agreement under Section 13 below; or (iii) otherwise terminated by mutual, written agreement executed on behalf of both Owners.

3.
BASE OF OPERATIONS: For so long as ALLETE serves in the Aircraft management role described in Section 4, the permanent base of operation of the Aircraft (hereinafter "Home Base")

  shall be Duluth International Airport (DLH), Duluth, Minnesota. Upon the effective date of any termination by ALLETE of its management role as permitted under Section 4.1, ADESA, in its sole discretion, may move the Home Base to Indianapolis International Airport (IND), Indianapolis, Indiana.

4.    MANAGEMENT RESPONSIBILITIES AND REIMBURSEMENTS:

  4.1
  Management Role:    Subject to the terms and conditions of this Agreement including without limitation the waiver and indemnification by ADESA set forth in Section 9 below, ALLETE shall undertake, on behalf of the Owners, the duties of managing and scheduling the Aircraft and billing the Owners for all costs and expenses associated with the Aircraft as set forth in this Section 4 and Sections 5, 6 and 7. ALLETE may, upon ninety (90) days' written notice to ADESA, elect to terminate its management role described in subsection 4.2. Upon such notice, the Owners shall cooperate to promptly select and retain a mutually acceptable and suitable provider of such terminated management services, and upon such retention, ALLETE shall be relieved of its management role hereunder.

  4.2
  General Management Responsibilities:    Subject to this Section 4 and all other terms and conditions of this Agreement, ALLETE in its management capacity, shall perform the following services on behalf of the Owners, and at the Owners' cost and expense as allocated under Section 6 below:

  (a)
  coordinate and supervise the maintenance, repair, servicing and storage of the Aircraft;

  (b)
  employ or retain, supervise and administer the flight crews, maintenance and general administrative personnel for the Aircraft;

  (c)
  perform all accounting and billing related to the Aircraft and corresponding operations;

  (d)
  obtain and maintain insurance for the Aircraft and facilities, as well as standard health insurance and benefits for those ALLETE employees who serve as the flight crew(s) and maintenance and general administrative personnel for the Aircraft; and

  (e)
  schedule the use of the Aircraft as set forth in Section 5 below.

  4.3
  Management Fee:    In addition to reimbursements by ADESA for advances made by ALLETE on behalf of the Owners, each quarter that ALLETE is serving in the management role described herein, ADESA shall pay to ALLETE a management fee equal to five percent (5%), net of gross receipt taxes, if any, of seventy percent (70%) of the total ownership and operating costs and expenses of the Aircraft from the preceding quarter, including without limitation the Fixed Operating Costs, Variable Operating Costs, and Deadhead Costs described in Section 6 below (the "Management Fee").

  4.4
  Reports, Accounting and Flight Logs:    ALLETE, as part of its management responsibilities, shall maintain records and books of accounts relating to the Aircraft, their crews, maintenance and operations and flight logs of actual trips and actual passengers. Upon reasonable notice, ALLETE shall provide the Owners with access to the accounting records and books and flight logs and shall prepare such reports reasonably required by Owners.

  4.5
  Flight Crews:    As part of its management responsibilities, ALLETE shall provide during the Term of this Agreement, flight crew(s) qualified to operate the Aircraft. Such flight crew(s) may be employees or independent contractors of ALLETE, and ALLETE shall make these flight crew(s) available to any Owner that has scheduled the Aircraft.

            As a condition to ALLETE's provision of flight crew(s) hereunder, each Owner specifically acknowledges and agrees that such flight crew(s) must exercise their duties under the FARs. The pilot-in-command shall have final and complete authority to cancel any flight for any reason or condition that, in his/her judgment, would compromise the safety of the flight. The flight crew(s), in their sole discretion, may terminate any flight, refuse to commence any flight, or take other action which, in the considered judgment of the pilot-in-command, is necessitated by considerations of safety. No such action of the pilot-in-command shall create or support any claim of liability for loss, injury, damage or delay by any Owner or any other person. The Owners further agree that neither Owner shall be liable for delay of, or failure to furnish or return, the Aircraft or crew pursuant to the Agreement when such delay or failure is caused by government regulation or authority, mechanical difficulty, war, civil commotion, strikes or labor disputes, weather conditions, acts of God, or other causes beyond the reasonable control of such Owner or flight crew(s).

  4.6
  Insurance:    During the Term of the Agreement, ALLETE shall secure and maintain in full force and effect, at the Owners' expense as allocated under Section 6.1(a) below, insurance policies containing such provisions and with such insurance companies as are reasonably satisfactory to the Owners. Without limiting the generality of the foregoing, ALLETE shall procure and maintain to the extent available in the insurance market, the following coverage for the Aircraft:

  (a)
  aviation liability insurance covering public liability and property damage including passenger legal liability, in amounts of at least One Hundred Thirty-five Million Dollars (U.S. $135,000,000.00) for any single occurrence; and

  (b)
  all-risk aircraft hull and engine insurance (including without limitation, foreign object damage insurance), in a coverage amount agreed to by the Owners.

            All insurance policies shall name both Owners as insureds and as loss payees, as their respective interest may appear, and shall provide that any cancellation or substantial change in coverage shall not be effective as to the Owners for ten (10) days after receipt by the Owners of written notice from such insurer(s) of such cancellation or change (or such notice term as required and given by insurer). Subject to the reasonable availability of such in the insurance market, all insurance shall insure each Owner's interest. Such insurance shall be primary and not be subject to any off-set by any other insurance carried by any Owner. Owners hereby appoint ALLETE as Owners' attorney-in-fact to make proof of loss and claim for all losses and to receive payment and to execute or endorse all documents, checks or drafts in connection with all policies of insurance in respect of the Aircraft. All such insurance policies shall have an "Approved Use" clause in the policy that allows for paying a charge under this Agreement.

            In the event that the insurance carrier for the Aircraft determines that damage to one of the Aircraft has resulted in a total loss, and the Owners do not agree within thirty (30) days after receipt of the insurance proceeds to purchase a replacement Aircraft, then the Owners shall, by flipping a coin or other mutually agreeable method, select which Owner will retain the insurance proceeds and which Owner will retain the remaining Aircraft. For a period of ninety (90) days after being selected to receive the remaining Aircraft, such Owner will cooperate in good faith to accommodate the other Owner's immediate need for use of the Aircraft, if scheduling permits. Promptly after selection of the Owner retaining the remaining Aircraft, the Owners will execute all documents and diligently pursue all approvals necessary to effectuate the title and license transfer of the remaining Aircraft to the selected Owner. Upon completion of such transfer of title and licenses under this paragraph, the Agreement will terminate.

            In the event that the insurance carrier determines that both of the Aircraft are a total loss, and the Owners do not agree within thirty (30) days after receipt of the insurance proceeds to purchase one or more replacement Aircraft, then the insurance proceeds will be divided equally between the Owners, and this Agreement will terminate.

            In the event that the insurance carrier determines that damage to one or both of the Aircraft has not resulted in a total loss, and the insurance proceeds do not cover, any or all of the damage to one or both Aircraft, then the repair costs in excess of such insurance proceeds shall be allocated to each Owner in proportion to such Owner's Ownership Interest.

  4.7
  Maintenance Scheduling:    ALLETE shall be responsible for arranging all scheduled and unscheduled maintenance, repairs and inspections of the Aircraft. The Owners acknowledge and agree that such maintenance, repairs and inspections shall not be delayed or postponed for the purpose of scheduling, or previously scheduled, use of the Aircraft unless the maintenance or inspection can be safely conducted at a later time in compliance with all applicable laws and regulations and within the sound discretion of the pilot-in-command. The Aircraft will be maintained in accordance with applicable manufacturers' recommended maintenance schedules, applicable regulations, and airworthiness directives.

5.    SCHEDULING OF USE OF AIRCRAFT:

  5.1
  Scheduling of Aircraft:    Until the effective date of any termination by ALLETE of its management role as permitted under subsection 4.1, ALLETE will be primarily responsible for the scheduling of the Aircraft for use by the Owners. ALLETE will schedule Aircraft Flight Hours as requested by the Owner first notifying ALLETE of its desire to reserve such Aircraft for the specific date and time. For purposes of this Agreement, "Flight Hours" shall include all hours of flight actually scheduled, and not cancelled, by or on behalf of such Owner plus all Deadheads, as defined in Section 6.1(c) below, and all other hours of flight required as a result of the Owner's scheduled flight.

            Each quarter, each Owner may reserve the Aircraft's available Flight Hours up to the Owner's proportionate share, based on the Owner's Aircraft Ownership Interest percentage, as set forth in Section 1.2 above. If, during any quarter, an Owner requests the scheduling of Flight Hours that exceed the scheduling Owner's Ownership Interest percentage, such request shall be accommodated only upon the consent of the other Owner.

            It is anticipated that each Aircraft airplane is available 175 Flight Hours each quarter, for a total of 350 Flight Hours per quarter for both Aircraft, resulting in an allocation to ALLETE of 105 total Flight Hours per quarter, and an allocation to ADESA of 245 total Flight Hours per quarter. In the event that the Aircraft are not available 175 Flight Hours in a given quarter, the number of Flight Hours less than 175 Flight Hours shall be subtracted from each Owner's allocated Flight Hours for that quarter based on that Owner's Ownership Interest percentage.

            Each Owner will provide ALLETE with requests for Flight Hours and will propose schedules and flight times, not more than twelve (12) months in advance and, when possible, not less than seventy-two (72) hours in advance of such Owner's planned departure. Requests for Flight Hours shall be in form mutually convenient to, and agreed upon by, the Owners.

            In addition to proposed schedules and flight times, each Owner shall provide at least the following information for each proposed flight at time of scheduling, as required by ALLETE or (if applicable) the flight crew:

    (a)
    proposed departure point;

    (b)
    destination;

    (c)
    date and time of departing flight;

    (d)
    the number of anticipated passengers;

    (e)
    the nature and approximate weight of luggage and/or cargo to be carried;

    (f)
    the date and time of return flight; and

    (g)
    any other information concerning the proposed flight that may be pertinent to, or required by, ALLETE or the flight crew.

  5.2
  Discretion of Scheduler:    ALLETE will use commercially reasonable efforts to accommodate an Owner's request to schedule Flight Hours; however, the Owners acknowledge and agree that, in performing its scheduling responsibilities, ALLETE will schedule Flight Hours in a manner that ALLETE determines, in its reasonable discretion, is optimal for both Owners' schedules and that maximizes total economic efficiency. Each Owner will cooperate in good-faith to accommodate Flight Hours requested for the other Owner's board of directors meetings. Each Owner will notify ALLETE as soon as reasonably possible if such Owner desires to change its scheduled Flight Hours.

6.    ALLOCATION OF OWNERSHIP AND OPERATION EXPENSES:

  6.1
  Operating Costs and Expenses:    The Owners shall be charged for, and shall pay, their share of the expenses, as authorized by FAR Part 91.501(c)(3), according to billings (as described in Section 7 below) prepared by ALLETE in its management role, for all ownership and operating costs and expenses for the Aircraft. Such ownership and operating costs and expenses include:

  (a)
  Fixed Operating Costs.    Fixed Operating Costs are allocable to the OWNERS based on each Owner's Ownership Interest percentage, and shall include, but are not limited to, the following:

  (i)
  Aircraft insurance;

  (ii)
  hangar storage;

  (iii)
  flight crew, maintenance and support personnel salaries, benefits and expenses;

  (iv)
  initial and recurrent flight training costs and expenses;

  (v)
  property taxes;

  (vi)
  Aircraft maintenance and repairs, including but not limited to annual and periodic maintenance, compliance with airworthiness directives, and unscheduled maintenance;

  (vii)
  initial and recurrent maintenance training;

  (viii)
  Aircraft registration and license fees; and

      (ix)
      exterior cleaning of the Aircraft.

            The Owners shall review the percentages of Fixed Operating Costs allocated to each Owner hereunder in the event there are any substantial changes in utilization of the Aircraft by one or both Owners.

    (b)
    Variable Operating Costs:    Variable Operating Costs for the Aircraft are allocable to the Owner that has scheduled the Flight Hours resulting in such costs and expenses and shall include, but are not limited to, the following:

    (i)
    Aircraft fuel, oil, and taxes related thereto;

    (ii)
    catering and other passenger services and expenses;

    (iii)
    Aircraft landing and parking fees, overnight fees;

    (iv)
    federal excise taxes, if any;

    (v)
    overflight, enroute or air-traffic control user fees, if any;

    (vi)
    flight crew per-diem including but not limited to expenses of crew on overnight trips (i.e., cost of hotel rooms, stipend for meals, etc.);

    (vii)
    post-flight cleaning of Aircraft interior;

    (viii)
    ground handling fees;

    (ix)
    actual charges imposed on flights outside of the United States including but not limited to landing, flight management and flight planning fees;

    (x)
    all costs for additional crew necessary to perform the flights outside of the United States in compliance with FARs;

    (xi)
    actual charges for in-flight telephone use; and

    (xii)
    actual charges for Aircraft de-icing services.

    (c)
    Deadhead Costs:    "Deadhead Costs" are those costs associated with Aircraft flight time accumulated in picking up passengers away from Home Base or flight time accumulated in returning the Aircraft to Home Base or another necessary location (collectively, "Deadheads"). Deadhead Costs shall be allocated to the Owners as follows:

    (i)
    flight time accumulated in picking up passengers away from Home Base or repositioning the Aircraft away from Home Base for an Owner's use shall be charged to that Owner;

    (ii)
    flight time incurred in returning the Aircraft to Home Base shall be charged to the last Owner to use that Aircraft; and

    (iii)
    incremental costs to accommodate an Owner's previously scheduled flight plans when the other Owner has continued use of the Aircraft beyond its scheduled use period, shall be charged to the Owner that has continued to use the Aircraft beyond such Owner's scheduled use period.

    (d)
    Airframe Reserves:    Each Owner shall pay the sum of Two Hundred Dollars (U.S. $200) per Flight Hour incurred by such Owner, towards the Aircraft airframe reserves ("Airframe Reserves"). Airframe Reserves shall be collected and maintained by ALLETE in a separate, interest-bearing account, at a financial institution. The Airframe Reserves shall be applied to extraordinary expenses associated with non-reimbursed damage occurring to the airframe, Aircraft paint or interior, or avionics and navigation upgrades (collectively, "Airframe Costs"). The Airframe Reserves are amounts in addition to other costs and expenses provided for elsewhere in this Section 6.

            To the extent that the Airframe Costs, in any quarter, exceed the amount in the Airframe Reserves, each Owner shall contribute to such Airframe Costs in proportion to the Owner's Ownership Interest in the Aircraft, as set forth in Section 1.2 above. If, at any time, ALLETE determines that the Airframe Reserves will exceed $500,000 after paying all Airframe Costs, ALLETE will refund any Airframe Reserves amount in excess of $500,000 to the Owners in proportion to each Owner's Ownership Interest, and will not invoice the Owners for the Airframe Reserves amount until such time as the Airframe Reserves account balance is less than $500,000.

            If, after the effective date of any termination of this Agreement, there remains a balance in the Airframe Reserves account after paying all Airframe Costs, the balance shall be divided equally between the Owners.

    (e)
    Fines:    Any fines for violations of the FARs or other laws, orders and regulations applicable to the Aircraft or its use ("Fines") shall be paid by the Owner causing the fine, and if neither Owner is solely responsible for the fines, then the Owners shall bear the cost of the fines in proportion to their respective Ownership Interests in the Aircraft.

    (f)
    All Other Aircraft Costs and Expenses:    All other costs and expenses of owning and operating the Aircraft that are not allocated by another provision in this Section 6 and are not caused by, or incurred as a result of, an individual Owner, shall be paid by the Owners in proportion to their respective Ownership Interests in the Aircraft.

7.    ESTIMATES, BILLINGS, TRUE-UP AND PAYMENTS:

  7.1
  Annual Estimates of Ownership and Operating Costs:    On or before November 1 of each year, ALLETE shall prepare estimates of the total Fixed Operating Costs and total Variable Operating Costs for the Aircraft for the following calendar year.

  7.2
  Billing of Fixed Operating Costs:    The annual estimate of Fixed Operating Costs shall be allocated to each Owner in proportion to such Owner's Ownership Interest. ALLETE will prepare quarterly billings for each Owner's share of the Fixed Operating Costs for the following quarter. The Owners shall review the percentages of Fixed Operating Costs allocated to each Owner hereunder in the event there are any substantial changes in utilization of the Aircraft by one or both Owners.

  7.3
  Billing of Variable Operating Costs, Deadhead Costs, and Airframe Reserves:    The annual estimate of Variable Operating Costs shall be divided by 700, the anticipated annual Flight Hours (as defined in Section 5.1 above) of each Aircraft. The resulting amount plus the Airframe Reserves amount (as set forth in Section 6.1(d) above) shall be charged to each Owner for each Flight Hour scheduled, and not cancelled, by such Owner. ALLETE will prepare monthly billings for the per-Flight Hour estimated Variable Operating Costs plus Airframe Reserves amounts for all Flight Hours scheduled, and not cancelled, by each Owner in the preceding month.

  7.4
  Billing of Fines and Other Costs:    ALLETE will prepare monthly billings for each Owner's share of the following costs and expenses from the preceding month: (i) Fines; and (ii) all other ownership and operating costs and expenses (as described in Section 6.1(f) above). The costs and expenses described in this Section 7.4 will be allocated to each Owner in proportion to such Owner's Ownership Interest, unless they are attributable solely to an individual Owner.

  7.5
  Quarterly True-Up and Management Fee:    The total actual ownership and operating costs and expenses for the Aircraft shall be subject to true-up on a quarterly basis. Each quarter, ALLETE shall determine whether the previous quarter's total actual Aircraft ownership and operating costs and expenses, including without limitation all costs and expenses described in Section 6.1 above, have been allocated, billed and reimbursed in accordance with Section 6 and this Section 7. If there is a shortfall in the estimated amount paid in advance or the per-Flight Hour amount paid by an Owner as compared to the costs and expenses actually incurred during the preceding quarter, then ALLETE shall bill such Owner the amount of such shortfall. If there is an excess in the estimated amount paid in advance or the per-Flight Hour amount paid by an Owner, then ALLETE shall promptly pay to such Owner the amount of such excess.

  7.6
  Payments:    Payment of all billings hereunder is due from ADESA within five (5) business days following the date rendered.

8.    USE OF AIRCRAFT BY OWNERS AND INDEMNIFICATION:

  8.1
  Covenants:    Each Owner covenants that:

  (a)
  it will use the Aircraft for and on account of its business only and will not use the Aircraft for the purpose of providing transportation of passengers or cargo in air commerce for compensation or hire;

    (b)
    it will not allow the Aircraft to be used or operated by a non-Owner under any circumstances, which covenant shall not prevent an Owner's employees or agents, or guests of such employees or agents from using the Aircraft;

    (c)
    it shall abide by and conform to all applicable laws, governmental and airport orders, rules and regulations, including without limitation all such laws, orders, rules and regulations as shall from time to time be in effect relating in any way to the operation and use of the Aircraft; and

    (d)
    it will not use or operate Aircraft in furtherance of any criminal, enterprise nor transport any contraband, illegal drugs or arms in violation of any governmental (either domestic or foreign) laws, regulations, treaties or compacts.

  8.2
  Indemnification:    Each Owner shall indemnify, defend and hold harmless the other Owner, its officers, directors, employees, agents and invitees for any claims, loss or damages arising out of the indemnifying Owner's: (i) Flight Hours, as such term is defined in Section 5.1 above; (ii) negligent act or omission; (iii) willful misconduct; or (iv) breach of its obligations under this Agreement, including without limitation, any violation of the covenants expressed herein, resulting in a regulatory or other fine, assessment, tax, forfeiture, confiscation or other claim, damage or loss of any nature.

9.    WAIVER OF CLAIMS AND INDEMNIFICATION FOR MANAGEMENT ROLE:

  9.1
  Waiver of Claims:    ADESA acknowledges and agrees that ALLETE is performing the management role as specified in Sections 4, 5, 6 and 7 as a courtesy and convenience to both Owners, and ADESA hereby waives any and all claims against ALLETE arising out of, or related to, the acts or omissions of ALLETE, its officers, directors, employees, contractors or agents, except for claims for damage or loss caused solely by ALLETE's gross negligence or willful misconduct in the performance of its management role as described in Section 4.2.

  9.2
  Indemnification by ADESA:    In addition to, and without limiting, its indemnification obligations set forth in Section 8.2 above, ADESA agrees to indemnify and hold harmless ALLETE, its officers, directors, employees, agents, successors and permitted assigns from and against any and all loss (including without limitation, ADESA's own loss of use), claims (including, without limitation, claims involving strict or absolute liability in tort, damage, injury, death, liability and third-party claims), demands, costs and expenses of every nature, including reasonable attorneys' fees, arising directly or indirectly from or in connection with ALLETE's management role, including without limitation, the possession, maintenance, storage, use or operation of the Aircraft, except for claims for damage or loss caused solely by ALLETE's gross negligence or willful misconduct in the performance of its management role as described in Section 4.2. ADESA's indemnification obligation for third-party claims under this Section 9.2 shall be limited to a percentage of the claim equal to ADESA's Ownership Interest.

10.    LIABILITY FOR DAMAGES IN EXCESS OF INSURANCE PROCEEDS:    Each Owner acknowledges and agrees that it will bear all risk of liability for any occurrence, related to Flight Hours scheduled and not cancelled by such Owner, that results in personal injury or property damage in excess of insurance proceeds, and each Owner understands that it may be exposed to significant liability risk in the event of such an occurrence. This acknowledgement of liability includes all responsibility for airworthiness for all Flight Hours scheduled, and not cancelled, by the Owner.

11.    EVENTS OF DEFAULT:    Each of the following shall constitute an Event of Default:

    (a)
    either Owner's failure to pay billings within two (2) business days after notice from the non-defaulting Owner that such payment is past-due; or

    (b)
    either Owner's failure to perform or observe the covenant set forth in Section 8.1(d); or

    (c)
    either Owner's failure to perform or observe the covenants set forth in Section 8.1(a), (b) or (c) if such failure results in a material change in the regulation of the Aircraft or Owners' obligations hereunder; or

    (d)
    either Owner's failure to perform or observe (or cause to be performed and observed) within ten (10) business days after notice from the non-defaulting Owner any material obligation or duty required to be performed under the Agreement (other than those covenants, obligations and duties set forth in clauses (a), (b) and (c) above); or

    (e)
    either Owner's failure to pay debts when due; insolvency; making an assignment for the benefit of creditors; seeking relief under any bankruptcy law or similar law for the protection of debtors; or suffering a petition of bankruptcy to be filed against it or a receiver or trustee appointed for substantially all of its assets, if not removed within ninety (90) days after such filing or appointment.

12.    REMEDIES:

    (a)
    Upon the occurrence of any Event of Default by an Owner, the non-defaulting Owner, may, at its option and in its sole discretion, elect to exercise any or all remedies available at law or in equity, including without limitation:

    (i)
    by notice in writing, to terminate the Agreement, whereupon the rights of the defaulting Owner to use the Aircraft or any part thereof shall absolutely cease and terminate until such time as the withdrawal and termination of this Agreement is effectuated as set forth in Section 13 below; provided however, the defaulting Owner shall remain liable for all amounts payable under the Agreement, including without limitation those amounts set forth in this Section 12;

    (ii)
    to cause the defaulting Owner forthwith to pay the amount equal to the total accrued and unpaid charges and all other accrued and unpaid amounts due hereunder and indemnify the non-defaulting Owner in accordance with the terms of Section 8.2 hereof; and/or

    (iii)
    to perform or cause to be performed any obligation, covenant or duty of the defaulting Owner hereunder, which performance by the non-defaulting Owner shall not be deemed to cure the Event of Default.

    (b)
    The defaulting Owner shall be liable for all reasonable costs, charges and expenses, including reasonable attorneys' fees and disbursements, and all regulatory fines and penalties, incurred by the non-defaulting Owner by reason of the occurrence of any Event of Default or the exercise of the non-defaulting Owner's remedies with respect thereto.

    (c)
    No remedy referred to herein is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to above or otherwise available to the non-defaulting Owner at law or in equity. No express or implied waiver by an Owner of any default or Event of Default hereunder shall in any way be, or be construed to be, a waiver of any future or subsequent default or Event of Default. The failure or delay of the non-defaulting Owner in exercising any rights granted to it hereunder upon any occurrence of any of the contingencies set forth herein shall not constitute a waiver of any such right upon the continuation or recurrence of any such contingencies or similar contingencies; and any single or partial exercise of any particular right by Owner shall not exhaust the same or constitute a waiver of any other right provided herein.

    (d)
    Except as expressly set forth herein, neither party shall be liable to another party for special, incidental, indirect or consequential damages, including without limitation, loss of use of capital, lost profits, or lost revenues, commissions or compensation.

13.    WITHDRAWAL FROM JOINT OWNERSHIP:    An Owner may elect to withdraw from joint ownership of the Aircraft and terminate this Agreement by providing written notice to the other Owner, subject to the terms of this Section 13. Upon the effective date of the termination of this Agreement and as set forth in this Section 13, each Owner will be entitled to 100% ownership interest in, and title to, one of the Aircraft airplanes. Within thirty (30) days after the date of such withdrawal and termination notice, the Owners shall, by flipping a coin or other mutually agreed method, select which one of the Aircraft will be fully owned by which Owner. Each Owner will then promptly execute all documents reasonably necessary to effectuate the release of its Ownership Interest in the Aircraft that is to be fully owned by the other Owner upon termination of this Agreement, and each Owner shall cooperate with the other Owner to execute all documents and diligently pursue all required approvals and transfers of the Aircraft titles and licenses. Notwithstanding the foregoing, the Owners shall continue to be bound by the terms and conditions of the Agreement in connection with the Aircraft until such time as the release and transfer of Aircraft titles and licenses hereunder are final and complete, at which point this Agreement will terminate.

14.    DISPUTE RESOLUTION:    Disputes arising out of, or relating to, this Agreement shall first be discussed by the Owners' Chief Executive Officers. If a resolution satisfactory to both Owners is not achieved at the Chief Executive Officer level within ten (10) business days, then the Owners shall submit to binding mediation in Cook County, Illinois. If the Owners are unable to agree on the selection of a mediator within five (5) business days, each Owner will nominate one mediator, and those two mediators will select, within five (5) business days, a third mediator to resolve the Owners' dispute.

15.    GENERAL PROVISIONS:

  15.1
  Headings:    The headings of the Sections of the Agreement are included for convenience only and shall not affect the construction or interpretation of the any of its provisions.

  15.2
  Entire Agreement:    The Agreement constitutes the entire agreement between the Owners and supersedes all prior and contemporaneous agreements, representations and understandings of the Owners, whether oral or written, with respect to the subject matter hereof. No supplement, modification or amendment of the Agreement shall be binding unless executed in writing on behalf of both Owners. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the Owner granting the waiver.

  15.3
  Counterparts:    This Agreement may be executed simultaneously and in two counterparts, which when taken together, shall be deemed an original and shall constitute one and the same instrument. The Owners may exchange executed copies transmitted by fax, provided the executed originals are promptly forwarded to each other by overnight courier, so that each Owner has one fully executed original Agreement in its possession.

  15.4
  Successors and Assigns:    Owners shall not sell, transfer, assign or encumber their Ownership Interests in the Aircraft or their rights or obligations under this Agreement, except to the other Owner as expressly permitted in Section 4.6 or Section 13 above. Any purported sale, transfer, assignment or encumbrance by an Owner of its Ownership Interest in the Aircraft or of its rights and obligations under this Agreement, except as expressly permitted in Section 4.6 or Section 13, is void. This Agreement is binding on, and shall inure to the benefit of, the Owners and their respective successors.

  15.5
  Attorneys' Fees:    Subject to the dispute resolution provision set forth in Section 14 above, in the event of an Owner's alleged dispute, breach, default or misrepresentation in connection with any of the provisions of the Agreement, the successful or prevailing Owner shall be entitled to recover from the other Owner reasonable attorneys' fees and other reasonable costs incurred in that action or proceeding, in addition to any other relief to which the Owner may be entitled.

  15.6
  Survival:    All indemnifications of, or by, the Owners contained in this Agreement shall survive the termination of the Agreement with respect to events occurring prior to the effective date of the termination of the Agreement.

  15.7
  Governing Law:    The laws of the State of Minnesota, without giving effect to its conflict of laws principles, govern all matters arising out of or relating to this Agreement and the transactions it contemplates, including without limitation, its interpretation, construction, performance and enforcement.

  15.8
  Severability:    If any provision of the Agreement is determined to be invalid, illegal or unenforceable by any Court of final jurisdiction, the remaining provisions of this Agreement remain in full force, if the essential terms and conditions of this Agreement for each party remain valid, binding and enforceable.

  15.9
  Notices:    Except for requests for scheduling the Aircraft, which shall be governed by Section 5.1 above, notices to either party hereunder shall be in writing and sent by prepaid certified or registered United States mail or by a national overnight courier service, to the party's address set forth on page one of this Agreement. Such notices will be deemed effective three (3) business days after the date of deposit in the mail or one (1) business day after deposit with an overnight courier.

  15.10
  Covenant of Further Assurances:    Each Owner shall use all commercially reasonable efforts to take, or cause to be taken, all actions necessary to carry out the purpose of this Agreement, including without limitation, all actions necessary to effectuate re-titling and re-certification of the Aircraft with the Federal Aviation Administration to reflect the Owners' Ownership Interests set forth in Section 1.2 above.

        IN WITNESS WHEREOF, the Owners hereto have each caused the Agreement to be duly executed as of the day and year first written above.

ADESA, Inc.	ALLETE, Inc.
By:	By:
Name:	Name:
Title:	Title:

EXHIBIT A

AIRCRAFT

Aircraft One:

Manufacturer	Hawker
Model	HS.125 - 700 A
Model Year	1981
N Number	N141AL
Color	Overall white with green and black trim
Airframe serial number	NA 0306
Left Engine	Honeywell TFE 731—3R—1H # 84346
Right Engine	Honeywell TFE 731—3R—1H # 76843

Aircraft Two:

Manufacturer	Hawker
Model	HS.125 - 700 A
Model Year	1983
N Number	N242AL
Color	Overall white with blue trim
Airframe serial number	NA 0340
Left Engine	Honeywell TFE 731—3R—1H # 84485
Right Engine	Honeywell TFE 731—3R—1H # 84488

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EXHIBIT A AIRCRAFT